Exhibit 99.1

PRESS RELEASE

Contact:	Thomas O’Hern, Chief Executive Officer and
Scott Kingsmore, Sr. Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES REDUCTION OF QUARTERLY DIVIDEND TO $ 0.50 PER SHARE PAYABLE 20% IN CASH AND 80% IN COMMON STOCK

SANTA MONICA, Calif., March 16, 2020 — The Board of Directors of the Macerich Company (NYSE: MAC) declared a quarterly dividend of $.50 per share of common stock, consisting of a combination of cash and shares of the Company’s common stock. The dividend is payable on June 3, 2020 to stockholders of record at the close of business on April 22, 2020.

Given the uncertain and rapidly changing environment, the Board of Directors has determined that the cash component of the dividend (other than cash paid in lieu of fractional shares) will not exceed 20% in the aggregate, or $.10 per share, with the balance payable in shares of the Company’s common stock. This will allow the Company to comply with the REIT taxable income distribution requirements, while retaining capital and enhancing the Company’s financial flexibility. Macerich’s portfolio is well positioned with a highly diversified tenant base of the world’s leading retailers.

The combination of the dividend reduction and the stock dividend will result in the Company retaining incremental cash in excess of $98 million on a quarterly basis. The decision to issue a stock dividend will be made by the Board on a quarterly basis. If implemented on an annual basis, the reduced dividend and the stock dividend would result in approximately $400 million of additional retained cash. The Company expects to use the retained cash to reduce debt and for general corporate purposes. In addition, the Company will be evaluating all capital uses including the size and pace of redevelopment investments.

The Company expects the dividend to be a taxable dividend to stockholders, regardless of whether a particular stockholder receives the dividend in the form of cash or shares. The Company reserves the right to pay future dividends entirely in cash.

In accordance with the provisions of IRS Revenue Procedure 2017-45, stockholders will be asked to make an election to receive the dividend all in cash or all in shares. To the extent that more than 20% of cash is elected in the aggregate, the cash portion will be prorated. Stockholders who elect to receive the dividend in cash will receive a cash payment of at least $.10 per share. Stockholders who do not make an election will receive 20% in cash and 80% in shares of common stock. The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company’s common stock on the New York Stock Exchange on May 20, May 21 and May 22, 2020.

An information letter and election form will be mailed to stockholders of record after the record date. The properly completed election form to receive cash or common shares must be received by Computershare Trust Company, N.A., the Company’s transfer agent, prior to 5:00 p.m. Eastern Time on May 19, 2020. Registered stockholders with questions regarding the dividend election may call Computershare Trust Company, N.A. at (800) 756-8200. Stockholders who hold their shares through a bank, broker or nominee, and have questions regarding the dividend election should contact such bank, broker or nominee, who will also be responsible for distributing to them the letter and election form and submitting the election form on their behalf.

Macerich is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 51 million square feet of real estate consisting primarily of interests in 47 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the West Coast, Arizona, Chicago and the Metro New York to Washington, DC corridor. A recognized leader in sustainability, Macerich has achieved the #1 GRESB ranking in the North American Retail Sector for five straight years (2015 – 2019). Additional information about Macerich can be obtained from the Company’s website at www.Macerich.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the amount, timing and form of expected payment of dividends on the Company’s common stock, and statements related to the Company’s financial performance and dividend policy. For a list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.